UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2007
___________

SPORTSQUEST, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	033-09218 (Commission File Number)	22-2742564 (I.R.S. Employer Identification No.)

801 International Parkway, 5th floor Lake Mary, Florida (Address of principal executive offices)	32746 (Zip Code)

Registrant’s telephone number, including area code: (757) 572-9241

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2007, SportsQuest, Inc. (the “Company”) entered into an Agreement for the Exchange of Common Stock (the “Exchange Agreement”) with Javaco, Inc., an Ohio corporation (“Javaco”), and Judith Vazquez, the sole shareholder of Javaco (the “Shareholder”). Javaco is an industrial supplier to the cable television industry. The closing is subject to the conversion of Javaco, an S corporation, to a C corporation and completion of due diligence by the Company. Under the terms of the Exchange Agreement, the Company has agreed to purchase 100% of the issued and outstanding shares of Javaco in exchange for that number of shares of common stock of the Company to be issued to the Shareholder with a total value of $1,000,000, with the number of shares computed by dividing the average closing price of the common stock of the Company for the five days prior to closing into the sum of $1,000,000. In addition, the Company shall issue warrants to the Shareholder to purchase common stock of the Company according to the following schedule: 100,000 shares at a strike price of $0.50 per share expiring December 31, 2007, 100,000 shares at a strike price of $1.00 per share expiring December 31, 2008, and 200,000 shares at a strike price of $1.50 per share expiring December 31, 2009. The Company is also obligated to pay a broker a three percent commission on the closing of this transaction, payable in that number of shares of common stock of the Company with a total value of $30,000, with the number of shares determined as provided above. The closing is expected to occur on or about November 20, 2007. A copy of the Exchange Agreement is being filed as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Agreement for the Exchange of Common Stock by and among SportsQuest, Inc., Javaco, Inc., and Judith Vazquez dated November 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTSQUEST, INC.

Date: November 12, 2007	By:
R. Thomas Kidd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement for the Exchange of Common Stock by and among SportsQuest, Inc., Javaco, Inc., and Judith Vazquez dated November 5, 2007.